UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MMC ENERGY, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MMC ENERGY, INC.
26 Broadway, Suite 960
New York, New York 10004
(212) 977-0900

April 11, 2008

Dear Fellow Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders on Wednesday, May 28, 2008, at 9:00 a.m. Pacific daylight time. The meeting will be held at the Le Meridien Hotel located at 333 Battery Street, San Francisco, California. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on MMC’s 2007 performance.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided.

We look forward to seeing you at the annual meeting.

Sincerely yours,

/s/ Michael Hamilton
Michael Hamilton
Chairman of the Board and Chief Executive Officer

MMC ENERGY, INC.
26 Broadway, Suite 960
New York, New York 10004
(212) 977-0900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2008

The annual meeting of stockholders of MMC Energy, Inc. (the “Company”, “we”, “us”, “our”, “MMC" or “MMC Energy”) will be held on May 28, 2008, at 9:00 a.m. Pacific daylight time, at Le Meridien Hotel located at 333 Battery Street, San Francisco, California for the following purposes:

(1) To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

(2) To ratify the appointment of RBSM LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2008; and

(3) To transact such other business, including stockholder proposals described in this proxy statement and any others if properly presented, as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on March 31, 2008 as the record date for the determination of the stockholders entitled to notice of, and to vote at the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of MMC as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

We cordially invite all stockholders to attend the annual meeting in person. However, regardless of whether you plan to attend the annual meeting in person, we urge you to complete, sign and date the enclosed WHITE proxy card and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the annual meeting may revoke their proxy and vote their shares in person.

Energy Holdings Limited LLC, Karl W. Miller and William Eason have provided notice that they intend to solicit proxies for and nominate at the annual meeting their own slate of seven nominees for election as directors. Your board of directors believes this is not in your best interest.

Your board of directors urges you not to sign or return any proxy card that you may receive from Energy Holdings Limited LLC or its affiliates and only execute and return the WHITE proxy card you receive from MMC Energy voting for each of the board of director’s nominees. If you have previously signed a proxy card sent to you by Energy Holdings Limited LLC or its affiliates, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

By order of the board of directors,

/s/Denis Gagnon
Secretary

New York, New York
April 11, 2008

MMC ENERGY, INC.
26 Broadway, Suite 960
New York, New York 10004
(212) 977-0900

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed WHITE proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying WHITE proxy card are first being mailed to you on or about April 14, 2008.

GENERAL INFORMATION ABOUT VOTING

What is the purpose of the Annual meeting?

At the Annual meeting, stockholders will act upon the matters outlined in the attached Notice of Meeting and described in detail in this Proxy Statement. They are:

1.	To elect seven directors to serve until the next annual meet of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of RBSM LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2008; and

3.
To transact such other business, including stockholder proposals described in this proxy statement and any others if properly presented, as may properly come before the annual meeting and any adjournment or postponement thereof.

Who can vote?

You can vote your shares if our records show that you owned shares of our common stock as of March 31, 2008. As of that time, we had a total of 14,144,347 shares of common stock were outstanding and entitled to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held by such stockholder.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

What should I do if I receive a proxy card from Energy Holdings Limited LLC or its affiliates?

Energy Holdings Limited LLC may solicit proxies. YOUR BOARD OF DIRECTORS ENCOURAGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD FURNISHED BY ENERGY HOLDINGS. Even a vote against Energy Holding’s nominees on their card will cancel any previous proxy given to MMC. If you have already sent a proxy card to Energy Holdings, you may revoke it and provide your support to the board of director’s seven nominees by signing, dating and returning the enclosed WHITE proxy card. Only your latest dated proxy will count.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the actual vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the WHITE proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What does it mean if I get more than one WHITE proxy card?

It means you hold shares registered in more than one account. Sign and return all WHITE proxy cards to ensure that all your shares are voted.

How are votes counted?

We will hold the annual meeting if there is a quorum present at the annual meeting, either in person or represented by proxy. In order to have a quorum, the holders of a majority of our issued and outstanding shares of common stock must either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

How are nominees for election to our board of directors selected?

Our nominating and governance committee recommend to our board of directors individuals as nominees for election to our board of directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the board of directors. In identifying and evaluating nominees for director, the nominating and governance committee and the board of directors considers each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long term interests.

The nominating and governance committee also reviews, evaluates and proposes prospective candidates for our board of directors recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so as set forth under “Stockholder Proposals.”

All seven of the director nominees identified in this proxy statement currently serve as our directors and all have been nominated by our nominating and governance committee for re-election. We have not paid a fee to any third party for the identification or evaluation of any candidates for our board of directors.

Who pays for this proxy solicitation?

We pay the entire cost of the annual meeting and the cost of soliciting the attached WHITE proxies. The transfer agent and registrar for our common stock, Continental Stock Transfer & Trust Co., as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by directors, officers, and other employees of MMC who will receive no additional compensation therefor. We have also retained Georgeson Inc. to assist us in the solicitation of proxies. Georgeson Inc. has informed us that it intends to employ approximately 20 persons to solicit proxies. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) currently are expected to be approximately $60,000, of which $10,000 has been spent to date.

We request persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and we will reimburse such persons for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of April 9, 2008 by:

•	each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock;

•	each of our directors and named executive officers; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of April 9, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 26 Broadway, Suite 907, New York, NY 10004.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding

Directors and Named Executive Officers:
Michael Hamilton	101,768	*
Denis G. Gagnon (1)	215,901	1.5%
Sen. Richard Bryan	6,268	*
Frederick W. Buckman	3,204	*
Phillip G. Harris	0	*
Dr. Peter Likins	6,268	*
George Rountree III	140,003	1.0%
Directors and Executive Officers as a Group (7 Persons) (1)	473,412	3.3%
5% Beneficial Owners
Stephens Investment Management, LLC (2) c/o One Sansome Street, Suite 2900 San Francisco, CA 94104	2,702,192	19.1%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	1,390,000	9.8%
JPMorgan Chase & Co. (4) 270 Park Avenue New York, NY 10017	1,038,300	7.3%
Balyasny Asset Management L.P. (5) 181 West Madison, Suite 3600 Chicago, IL 60602	705,000	5.0%
——————
* Less than 1%.

(1)	Includes 6,667 shares issuable upon exercise of stock options.
(2)
Information with respect to Stephens Investment Management, LLC (“SIM”) and its affiliates is based solely upon information provided in that certain Form 4 that was filed with the SEC on November 9, 2007, in each case by SIM, Paul H. Stephens, P. Bartlett Stephens and W. Bradford. According to the filing, the shares are held directly by Orphan Fund, L.P. (“Orphan Fund”), Nanocap Qualified Fund, L.P. (“Nanocap Qualified”) and Nanocap Fund, L.P. (“Nanocap Fund”), U.S. investment limited partnerships (collectively, the “Partnerships”). 1,147,791 shares are beneficially held by Orphan Fund, 920,882 shares are beneficially held by Nanocap Qualified and 633,519 shares are beneficially held by Nanocap Fund. SIM is identified as the general partner and investment manager of each of the Partnerships. Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens is each a managing members and minority owners of SIM and each also holds limited partnership interests in Nanocap Fund. Paul H. Stephens also holds a limited partnership interest in Orphan Fund. Each of SIM, Paul H. Stephens, P. Bartlett Stephens, W. Bradford Stephens reports sole voting and dispositive power over the shares and, along with each of the Partnerships, expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

(3)
Information with respect to T. Rowe Price Associates, Inc. (“Rowe”) and its affiliates is based solely upon information provided in a Schedule 13G that was filed with the SEC on February 13, 2008 by Rowe and T. Rowe Price Small-Cap Value Fund, Inc.

(4)
Information with respect to JP Morgan Chase & Co. (“JPMorgan”) and its affiliates is based solely upon information provided in a Schedule 13G that was filed with the SEC on February 11, 2008 by JPMorgan and J.P. Morgan Securities Inc.

(5)
Information with respect to Balyasny Asset Management, L.P. and its affiliates is based solely upon information provided in a Schedule 13G filed with the SEC on August 7, 2007 by Atlas Master Fund, Ltd. (“AMF”), Atlas Global, LLC (“AG”), Atlas Global Investments, Ltd. (“AGI1”), Balyasny Asset Management L.P. (“BAM”) and Dmitry Balyasny. As of July 26, 2007, AMF, AG, AGI1, BAM and Mr. Balyasny reported shared voting and investment power with respect to 705,000 shares. AG is reported as owning 10.00% of the equity interest in AMF, and therefore may be deemed to beneficially own the 705,000 shares beneficially owned by AMF. AGI1 owns 90.00% of the equity interest in AMF, and therefore may be deemed to beneficially own the 705,000 shares beneficially owned by AMF. BAM is the sole managing member of AG and is the investment advisor to AG and AGI1 and therefore may be deemed to beneficially own the 705,000 shares which may be beneficially owned by AG and AGI1. Mr. Balyasny is the sole managing member of the general partner of BAM and has control over its affairs and investment decisions, including the power to vote or dispose of the shares held by BAM. As the sole managing member of BAM, Mr. Balyasny may be deemed to beneficially own the 705,000 shares which may be beneficially owned by BAM.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, your WHITE proxy card will be used to vote for the election of the seven director nominees named below unless you withhold authority to do so when you send in your proxy. Each director is to hold office until the 2009 annual meeting of stockholders or until a successor is elected and qualified. The persons named below have been nominated by the board of directors on recommendation of its nominating and governance committee. No nominee is being proposed for election pursuant to any agreement or understanding with us. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the board of directors may be reduced accordingly. The board of directors is not aware of any circumstances likely to make any nominee unavailable for election. The business address for each of the nominees is c/o MMC Energy, Inc., 26 Broadway, Suite 960, New York, New York 10004.

None of the directors named below purchased or sold any shares of our common stock during the last two years except for the following purchases: Mr. Buckman purchased 2,000 shares of common stock on August 31, 2008; Sen. Bryan purchased 2,000 shares of common stock on August 30, 2007 and 3,000 shares on August 31, 2007; and Dr. Likins purchased 5,000 shares of common stock on August 17, 2007.

Other than the change of control and severance agreements described below under “Agreements with Executive Officers,” MMC and its directors have no arrangements or understandings with respect to any future employment by MMC or its affiliates or any future transactions to which MMC or any of its affiliates will or may be a party.

Energy Holdings Limited LLC and its affiliates have provided notice that it intends to solicit proxies for and nominate at the annual meeting its own slate of seven nominees for election as directors. Your board of directors believes this is not in your best interest. The board of directors urges you not to vote for any individuals who may be nominated by Energy Holdings and to only execute and return the enclosed WHITE proxy card voting for the nominees set forth below.

The nominees for election to our board of directors are as follows:

Name	Age	Position
Michael Hamilton (1)	60	Chairman and Chief Executive Officer
Denis G. Gagnon	36	Chief Financial Officer
Sen. Richard Bryan (2)(3)	71	Director
Frederick W. Buckman (1)(4)	62	Director
Phillip G. Harris (4)	60	Director
Peter Likins (4)	71	Director
George Rountree, III (2)(3)	74	Director
_____________
(1) Member of the Finance Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating and Corporate Governance Committee

(4) Member of the Audit Committee

Michael J. Hamilton has been MMC’s Chief Executive Officer since December 2007. He has been a director since August 2006. Mr. Hamilton was formerly a Senior Managing Director at FTI Consulting which he joined in 2003 and left in December 2007. At FTI Mr. Hamilton focused on business turnaround and restructuring services, specializing in the energy industry. Mr. Hamilton’s industry experience includes advisories on energy policy, bankruptcy, restructuring, contract negotiation, work-out strategies, financial model development, merger analysis, due diligence, settlement negotiation, stranded investment strategy, risk management, and ISO and power exchanges. From 1988 to 2003, Mr. Hamilton was a partner at PricewaterhouseCoopers LLP, where he was responsible for the firm’s domestic utility audit practice. Mr. Hamilton graduated from St. Francis College with a B.S. in accounting. He is a certified public accountant, accredited in business valuation, in a number of states. He is also a Certified Turnaround Professional, a designation given by the Turnaround Management Association to applicants who possess requisite turnaround experience and who pass the Association’s examination process.

Denis Gagnon has been a director and our Chief Financial Officer since May 2006. Mr. Gagnon served as Chief Financial Officer of MMC North America LLC beginning in February 2006. Prior to that time, Mr. Gagnon served as Vice President at Deutsche Bank - Corporate Investments since June 2000 covering its venture capital, Latin America and Asia/Pacific private equity portfolios. Prior to that, Mr. Gagnon was an Associate at Gefinor (USA) Inc., manager of the Kaizen Breakthrough Partnership, L.P., or KBP, an LBO fund targeting control investments in underperforming, middle-market companies. Mr. Gagnon also served as acting chief financial officer for the Alexander Doll Company and Fournier Furniture, Inc., both portfolio companies of KBP. Mr. Gagnon is also a Director of Excel Dryer Corp. Mr. Gagnon holds an MBA from Columbia Business School and B.A. in Accounting from Babson College, and was a Certified Public Accountant in Massachusetts.

Senator Richard Bryan has been a director since September 2006. Former U.S. Senator Bryan holds the distinction of being the only Nevadan to have served as a State Legislator, Attorney General, Governor of Nevada and as a United States Senator. Since 2001, Senator Bryan has been a shareholder at Lionel Sawyer & Collins, Nevada’s largest law firm, where he is a member of the firm’s Executive Committee. His practice focuses on government relations at the federal, state and local levels, particularly in the areas of mining and public land use issues. Senator Bryan is the firm’s designated representative for Lex Mundi and for the State Capital Global Law Firm Group, both global organizations of major law firms.

Frederick W. Buckman has been a director since September 2006. Mr Buckman has been the Managing Partner, Utilities at Brookfield Asset Management since September 2007. From 1999 through September 2006, Mr. Buckman served as Chairman of the Board of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and as President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman serves as Lead Director of StanCorp, chairs the Nominating and Corporate Governance Committee, and serves on the Organization and Compensation Committee. Mr. Buckman also serves as a director of Quanta Services Inc.

Phillip G. Harris has been a director since February 2008 and currently also is a senior fellow in PennFuture's Center for Energy, Enterprise and the Environment. He serves on several boards, including Microfield Group, Inc. He has more than thirty years of experience in the electric utility industry. He most recently served as President and Chief Executive Officer of PJM Interconnection and Chairman of the PJM Board in which capacity he served from 1992 to 2007. Under Mr. Harris' leadership, PJM was named to the National Companies That Care Honor Roll three times for its commitment to its employees and the community. PJM was selected as one of the 100 Best Places to Work in Pennsylvania for 2004 and 2005. In 2005, Mr. Harris was named CEO of the Year by Platts Global Energy Awards, becoming the first chief executive from his industry to receive the honor.

Dr. Peter Likins has been a director since August 2006. Dr. Likins was appointed as the 18th president of The University of Arizona on July 22, 1997 and retired at the end of the 2006-6 academic year. Previously, he was the president of Lehigh University for 15 years. Dr. Likins was a charter member of the NCAA Presidents Commission and served on the NCAA Division I Board of Directors. He is a member of the National Academy of Engineering and has served on the U.S. President’s Council of Advisors on Science and Technology. Dr. Likins also serves on the board of Consolidated Edison Co.

George Rountree III has been a director since July 2006 and currently also is the Lead Independent Director of our board of directors. Mr. Rountree has been an attorney in private practice in Wilmington, North Carolina since 1962. He has been a senior partner in the firm of Rountree, Losee & Baldwin, LLP and its predecessors since 1965. In June 2004, Mr. Rountree was inducted into the North Carolina Bar Association General Practice Hall of Fame. Mr. Rountree has been a director of Southern Union Company since 1990.

Corporate Governance and Board Composition

Independent Directors

Our board of directors is comprised of at least a majority of independent directors. Each of our directors other than Messrs. Hamilton and Gagnon qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market and the other national securities exchanges. In addition, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and governance committee, and a finance committee. The charter for each of these committees is available on our website, www.mmcenergy.com. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also hold separate regularly scheduled executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our web site at www.mmcenergy.com under the Corporate Governance section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy. The board of directors held fourteen meetings during the fiscal year ended December 31, 2007. Each of the standing committees of the board of directors held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board of directors and all of the committees of the board of directors on which such director served held during that period, except for Mr. Buckman who attended 73% of his respective meetings.

Audit Committee

The functions of the audit committee and its activities during fiscal 2007 are described below under the heading “Report of the Audit Committee.” From January 1, 2007 through December 31, 2007, the audit committee consisted of three independent directors, Frederick Buckman, Peter Likins and Michael Hamilton. During such period, the audit committee held five meetings and Mr. Hamilton acted as its chairman for those meetings. On December 9, 2007, Mr. Hamilton resigned his position at which time MMC was in default of NASDAQ Marketplace Rule 4350(d)(2)(A) which requires the audit committee of each listed issuer to have at least three independent members, one of which meets the qualifications of “financial expert” under such rule. Effective February 22, 2008 with the appointment of Phillip Harris as the chair of the audit committee, MMC regained compliance with the rule.

Compensation Committee

The compensation committee of our board of directors reviews, makes recommendations to the board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee administers our stock option plans, including recommending or granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current members of our compensation committee are Sen. Richard Bryan and George Rountree III. Mr. Rountree serves as chairman of the compensation committee. For the year ended December 31, 2007, the compensation committee held nine meetings.

Nominating and Governance Committee

The nominating and governance committee of our board of directors reviews and reports to our board of directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our nominating and governance committee reviews and makes recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our nominating and governance committee, are reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nominating and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

Our nominating and governance committee establishes procedures for the nomination process and leads the search for, selects and recommends candidates for election to our board of directors, subject to legal rights, if any, of third parties to nominate or appoint directors. Consideration of new director candidates typically will involve a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our executive officers. From time to time, our nominating and governance committee may engage the services of a third-party search firm to identify director candidates. Our nominating and governance committee selects the candidates for election to our board of directors. Candidates proposed by stockholders will be evaluated by our nominating and governance committee using the same criteria as for all other candidates. Stockholders wishing to submit nominations must notify us of their intention to do so as set forth under “Stockholder Proposals.” The members of our nominating and governance committee are George Rountree III and Sen. Richard Bryan. Sen. Bryan serves as chairman of the nominating and governance committee. For the year ended December 31, 2007, the nominating and governance committee held four meetings.

Finance Committee

Our finance committee reviews, in conjunction with our executive team, any and all strategies, plans, policies and actions related to corporate finance, including the following:

▪	capital structure plans and strategies and specific equity and/or debt financings;

▪	mergers, acquisitions and divestitures;

▪	capital expenditure plans and strategies and specific capital projects;

▪	strategic and financial investment plans and strategies and specific investments; and

▪	cash management plans and strategies and all activities relating to cash accounts and cash investment portfolio.

The current members of our finance committee are Frederick Buckman, Michael Hamilton and Peter Likins. Dr. Likins serves as chairman of the finance committee. For the year ended December 31, 2007, the finance committee held seven meetings.

Policy Regarding Director Attendance

MMC encourages members of its board of directors to attend annual stockholders meetings.

Stockholder Communications with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to chairman of the nominating and governance committee at the address provided on the first page of this proxy statement.

Report of the Audit Committee

The audit committee of the board of directors is comprised of three independent directors as of the date of this report: Frederick Buckman, Peter Likins and Phillip Harris.

We operate under the written charter adopted by the board of directors, and are responsible for overseeing MMC’s financial reporting processes on behalf of the board of directors. We also recommend to the board of directors, the selection of MMC’s independent registered public accounting firm.

Management is responsible for preparing MMC’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. The independent registered public accounting firm is responsible for performing an audit of MMC’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit. In this context, we have met and held discussions with management and RBSM LLP, MMC’s independent registered public accounting firm. Management represented to us that the MMC’s financial statements were prepared in accordance with United States generally accepted accounting principles, and we have reviewed and discussed the financial statements with management and the independent registered public accounting firm.

We discussed with RBSM LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of RBSM LLP’s judgments about the quality (not just the acceptability) of MMC’s accounting principles as applied to financial reporting.

RBSM LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with RBSM LLP that firm’s independence. We further considered whether the provision by RBSM LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered public accounting firm and our review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, we recommended to the board of directors that MMC’s audited financial statements be included in MMC’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. We and the board of directors have also recommended the selection of RBSM LLP as MMC’s independent registered public accounting firm for the year ending December 31, 2008, subject to stockholder ratification.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Submitted by the audit committee:
Frederick Buckman
Peter Likins
Phillip Harris

Audit Committee Financial Expert

Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Mr. Harris is the independent director who has been determined to be an audit committee financial expert.

Directors’ Compensation

Upon the recommendation of the compensation committee, the full board of directors approved an annual compensation arrangement for our independent directors effective October 1, 2006. Such arrangement is comprised as follows:

Annual Fee. Each independent director receives an annual cash retainer in the amount of $20,000, paid quarterly in arrears.

Meeting Fees. For each board of directors and committee meeting attended in person, an independent director will receive $500; provided that a committee member shall not be compensated for attendance at any committee meeting if such director is already entitled to compensation for attending a board of directors meeting held the same day.

Finance Committee Chair. The chair of the finance committee receives an annual cash retainer of $10,000.

Audit Committee Chair. The chair of the audit committee receives an annual cash retainer of $10,000.

Other Committee Chairs. The chair of each other committee of the board of directors, excluding the finance committee and the audit committee, receives an annual cash retainer of $6,000.

Lead Independent Director. The lead independent director of the board of directors, currently George Rountree, III, receives an annual cash retainer of $6,000.

2007 Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors in 2007. Mr. Hamilton was an independent director through December 9, 2007. For the period from October 1, 2007 through December 9, 2007 Mr. Hamilton also served as the non-Executive chairman of MMC for which he received additional compensation. Upon his appointment on December 9, 2007 as Chief Executive Officer and Chairman of the Board or Directors, Mr. Hamilton resigned his positions of non-Executive Chairman and chair of the audit committee of the board of directors. Mr. Hamilton’s 2007 compensation is detailed below under “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Total ($)
Sen. Richard Bryan	36,000	36,000
Frederick W. Buckman	35,000	35,000
Phillip Harris (1)	—	—
Dr. Peter Likins	43,000	43,000
George Rountree III	43,000	43,000

(1) Phillip Harris was appointed to the board of directors and as chair of the audit committee of the board of directors on February 22, 2008.

Vote Required

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will have authority to vote your shares.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1 — ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF MMC AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ``FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The board of directors has adopted a policy governing related party transactions (the “Related Party Policy”). The Related Party Policy requires the audit committee to review each Related Party Transaction (defined below) and determine whether it will approve or ratify such transaction.

For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship where MMC is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In connection with his resignation from MMC effective December 9, 2007, we entered into a separation agreement with Karl W. Miller, our former chief executive officer. Pursuant to the separation agreement, Mr. Miller agreed to (i) release us from any and all claims and liability of whatever kind arising prior to February 7, 2008, including but not limited to claims relating to the employment agreement entered into between Mr. Miller and us, dated May 15, 2006; (ii) transfer certain intellectual property rights acquired, created or maintained in connection with Mr. Miller’s employment by or association with MMC; and (iii) abide by certain non-competition and non-solicitation provisions set forth in the Employment Agreement. We paid Mr. Miller an aggregate lump sum amount of $1,121,762 in severance in connection with his separation agreement, and we agreed to pay for the cost of Mr. Miller’s COBRA continuation coverage in our medical plan for eighteen months.

On January 31, 2006, one of our wholly-owned subsidiaries entered into a Loan and Security Agreement with TD Banknorth providing for a $3.5 million senior debt facility, including a $3.0 million term loan and a $500,000 revolving loan. The loans were personally guaranteed, jointly and severally, by Messrs. Miller, Gagnon and Martin V. Quinn, our former president and chief operating officer, and any losses sustained by such persons were subject to indemnification by us. On August 30, 2007, the officers who remained subject to the guaranty were released from the guaranties by the bank.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ending December 31, 2007 will be sent to any stockholder upon request. Requests for a copy of this report should be addressed to the Corporate Secretary of MMC Energy, Inc. at the address provided on the first page of this proxy statement. You may access this proxy statement and our annual report to stockholders on our Web site at www.mmcenergy.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2007 Annual Report on Form 10-K, by selecting “SEC filings.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of our common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2007 all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than ten percent of our common stock were complied with.

MANAGEMENT

Name	Age	Position
Michael J. Hamilton	60	Chief Executive Officer and Chairman of the Board of Directors
Denis G. Gagnon	36	Chief Financial Officer
Harry Scarborough	54	Senior Vice President, Operations, MMC Energy North America, LLC

Michael J. Hamilton has been MMC’s Chief Executive Officer since December 2007. He has been a director since August 2006. Mr. Hamilton was formerly a Senior Managing Director at FTI Consulting which he joined in 2003 and left in December 2007. At FTI Mr. Hamilton focused on business turnaround and restructuring services, specializing in the energy industry. Mr. Hamilton’s industry experience includes advisories on energy policy, bankruptcy, restructuring, contract negotiation, work-out strategies, financial model development, merger analysis, due diligence, settlement negotiation, stranded investment strategy, risk management, and ISO and power exchanges. From 1988 to 2003, Mr. Hamilton was a partner at PricewaterhouseCoopers LLP, where he was responsible for the firm’s domestic utility audit practice. Mr. Hamilton graduated from St. Francis College with a B.S. in accounting. He is a certified public accountant, accredited in business valuation, in a number of states. He is also a Certified Turnaround Professional, a designation given by the Turnaround Management Association to applicants who possess requisite turnaround experience and who pass the Association’s examination process.

Denis Gagnon has been a director and our Chief Financial Officer since May 2006. Mr. Gagnon served as Chief Financial Officer of MMC North America LLC beginning in February 2006. Prior to that time, Mr. Gagnon served as Vice President at Deutsche Bank - Corporate Investments since June 2000 covering its venture capital, Latin America and Asia/Pacific private equity portfolios. Prior to that, Mr. Gagnon was an Associate at Gefinor (USA) Inc., manager of the Kaizen Breakthrough Partnership, L.P., or KBP, an LBO fund targeting control investments in underperforming, middle-market companies. Mr. Gagnon also served as acting chief financial officer for the Alexander Doll Company and Fournier Furniture, Inc., both portfolio companies of KBP. Mr. Gagnon is also a Director of Excel Dryer Corp. Mr. Gagnon holds an MBA from Columbia Business School and B.A. in Accounting from Babson College, and was a Certified Public Accountant in Massachusetts.

Harry Scarborough has been our Vice President, Business Development, MMC Energy North America, LLC, our operating company, since December 2006, and has been appointed, effective June 1, 2007, Senior Vice President, Operations, MMC North America, LLC. From May 2001 to December 2006, Mr. Scarborough served as a General Manager of Pastoria Energy Facility, LLC, a subsidiary of Calpine Corp., a major North American power company which owns, leases and operates integrated systems of natural gas-fired and renewable geothermal power plants. Prior to that time, Mr. Scarborough served as Director of Operations and Maintenance for Enron Wind Corporation, a developer of wind field power projects. Prior to that, Mr. Scarborough was an international regional manager for GE Power Systems/Stewart and Stevenson Operations Inc., and has been a plant manager at Stewart and Stevenson Operations Inc. and LFC Power Systems, both energy companies. Mr. Scarborough holds an MOS in Management and a MOA in Education and Training from Chapman University. He also holds a B.A. in Business Administration from National University located in San Diego, California and is a graduate of the Navy Gas Turbine School for Engineering Officers.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of ethics and business conduct that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of ethics and business conduct is posted on our Web site at www.mmcenergy.com under the Corporate Governance section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this proxy does not include or incorporate by reference the information on our Web site into this proxy.

Summary Compensation Table

The following table summarizes the compensation paid to our Chief Executive Officer and to our other two most highly compensated executive officers for services rendered in all capacities to us during the year ended December 31, 2007. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total Compensation ($)
Michael J. Hamilton, Chief Executive Officer (5)	2007 2006	24,839 —	84,000 —	— 30,000	— —	67,403(6) 11,000(6)	176,242 41,000

Denis G. Gagnon, Chief Financial Officer	2007 2006	223,750 90,188	160,000 87,500	— —	— 25,000	— —	383,750 202,688

Harry Scarborough, Senior Vice President	2007 2006	168,750 9,036	175,000 —	20,000 —	9,100 —	— —	372,850 9,036

Karl W. Miller (7)	2007 2006	341,196 122,782	120,000(7) 175,000	— —	— 62,500	1,145,762(7) —	1,606,958 360,282
——————
(1) While these bonus payments were accrued for in 2007, the compensation committee of the board of directors approved the payments, particularly in the case of senior management, explicitly on the basis of retention as opposed to 2007 performance. The compensation committee intends that any future cash bonus awards paid to executives be based primarily on achieving measurable performance targets.
(2) The value of stock and option awards granted to our named executive officers has been estimated pursuant to SFAS 123(R) for the applicable fiscal year and the amount shown reflects the related compensation expense recorded in such fiscal year. Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold.
(3) Compensation for stock awards represents the following grants:
•	Grant to Mr. Hamilton of 1,268 shares of restricted stock made on September 19, 2006. These shares of restricted stock vested in full upon May 15, 2007.
•	Grant to Mr. Scarborough of 2,040 shares of restricted stock made on January 3, 2007. These shares of restricted stock vest in equal annual installments over a three year period.
(4) Compensation for option awards represents the following grants:
•	Grant to Mr. Miller of options to purchase 50,000 shares of common stock, made on May 15, 2006. Mr. Miller’s options vested in full upon his resignation as a director on February 15, 2008.
•	Grant to Mr. Gagnon of options to purchase 20,000 shares of common stock, made on May 15, 2006. These options vest in equal monthly installments over a three year period, beginning on May 15, 2007.
•
Grant to Mr. Scarborough of options to purchase 7,500 shares of common stock, made on April 30, 2007. These options vest in three equal annual instalments over a three year period beginning on the date of grant.

(5) Mr. Hamilton was appointed Chairman of the Board and Chief Executive Officer of MMC on December 9, 2007. Prior to that Mr. Hamilton served as the chair of the audit committee of the board of directors. Mr. Hamilton also served from October 1, 2007 to December 9, 2007 as our Non-Executive Chairman for which he was additionally compensated
(6) Mr. Hamilton’s other compensation included $44,500 of director compensation and meeting fees and $22,903 of compensation for serving as our Non-Executive Chairman for the period from October 1, 2007 to December 9, 2007.
(7) Mr. Miller resigned his positions as of December 9, 2007. Mr. Miller received a cash bonus payment of $120,000 in connection with our successful public offering and listing on the NASDAQ Global Market in July, 2007. Pursuant to the terms of his separation agreement, Mr. Miller was paid a lump sum of $1,121,762. See “Certain Relationships and Related Transactions” above. Mr. Miller also received aggregate payments of $24,000 in connection with an apartment rental.

Agreements with Executive Officers

Michael J. Hamilton. Mr. Hamilton has been our Chief Executive Officer since December, 2007. Mr. Hamilton does not have a written employment agreement. His employment arrangement provides for a monthly salary of $35,000 and he is eligible for additional cash and equity bonuses. Mr. Hamilton has agreed to serve as our Chief Executive Officer without the benefit of an employment agreement, which our compensation committee views as important to our stockholders, particularly in light of the cash payment we made in December 2008 to our former Chief Executive Officer, Karl Miller. Instead, we entered into a change in control and severance agreement with Mr. Hamilton on April 4, 2008 which provides for a cash payment in the amount of $750,000, but only in the event that Mr. Hamilton’s employment is terminated for any reason in connection with a change of control or if we terminate his employment at any time without cause or if he is constructively terminated. The compensation committee of MMC’s board of directors views Mr. Hamilton’s agreement to serve without an employment agreement as particularly meaningful in the case of MMC because in the compensation committee’s view the separation of Mr. Miller from MMC was unduly difficult and costly under MMC’s then-current form of executive employment agreement. Unlike the form of executive employment agreements used by MMC in the past, the new change in control agreements do not bind MMC to a number of very significant compensatory elements, including payment of a specific salary, a minimum term of employment, and the right to an annual bonus. The compensation committee views having flexibility as to these compensation terms as critically important to not being hamstrung in its goal of maintaining the right compensation packages for MMC’s executives over time.   Under the agreement, the vesting and/or exercisability of each of Mr. Hamilton’s outstanding equity awards would be accelerated in full, effective as of the date of any termination triggering the above payment. Generally, the cash payment would be payable to Mr. Hamilton in accordance with our normal payroll cycle over the thirty-month period immediately following the date of termination, provided, however, that if a change of control occurs, any portion of the cash payment that has not been paid will be paid as a lump sum within ten days of such change of control. The change of control and severance agreement also provides for additional payments of amounts to cover any liability arising under Section 280G of the Internal Revenue Code as a result of severance benefits. For purposes of the change of control and severance agreement, a change of control means the occurrence of one of the following events: (i) any person or entity acquires more than 50% of our then-outstanding securities; (ii) MMC is a party to a merger or similar transaction which results in the holders of MMC immediately prior to such transaction failing to retain at least 50% of the outstanding voting securities of the surviving entity immediately after such transaction; (iii) the sale of substantially all of MMC’s assets; or (iv) a change in the composition of MMC’s board of directors over a period of 12 months or less as a result of which a majority of our directors ceases, by reason of one or more contested elections, to be comprised of directors who (A) have been directors since the beginning of such period or (B) were elected or nominated during such period by a majority of the board members described in clause (A). The election of the director nominees proposed by Energy Holdings Limited LLC and its affiliates would qualify as a change of control under the agreement.

In March 2008, Mr. Hamilton received a grant of 30,000 restricted shares of our common stock. Assuming Mr. Hamilton’s continued employment, the restricted shares vest as to 50% as of January 1, 2009 and 50% as of January 1, 2010. Mr. Hamilton also received a grant of 70,000 restricted shares of our common stock which vest in full as of the date the trading price of our common stock as reported on the NASDAQ Global Market is greater than $5.50 per share for ten consecutive trading days. Both such restricted share grants become fully vested in the event of a change of control of MMC.

Denis G. Gagnon. In May 2006, we entered into an employment agreement with Mr. Gagnon providing for a three-year term, base salary of $175,000 and severance benefits. At the request of our compensation committee, and for the same reasons described above in connection with Mr. Hamilton’s change of control and severance agreement,  following the recent departure of Karl miller as an officer we entered into a change in control and severance agreement with Mr. Gagnon on April 4, 2008 which provides that in the event Mr. Gagnon’s employment is terminated for any reason in connection with a change of control or if we terminate his employment at any time without cause or if he is constructively terminated we will pay Mr. Gagnon a cash amount equal to the greater of (i) two and one-half times his annual base salary in effect immediately prior to the date of his termination or (ii) $632,5000. Under the agreement, the vesting and/or exercisability of each of Mr. Gagnon’s outstanding equity awards would be accelerated in full, effective as of the date of any termination triggering the above payment. Generally, the cash payment would be payable to Mr. Gagnon in accordance with our normal payroll cycle over the thirty-month period immediately following the date of termination, provided, however, that if a change of control occurs, any portion of the cash payment that has not been paid will be paid as a lump sum within ten days of such change of control. The change of control and severance agreement also provides for additional payments of amounts to cover any liability arising under Section 280G of the Internal Revenue Code as a result of severance benefits. The definition of change of control under Mr. Gagnon’s change of control and severance agreement is the same as disclosed in connection with Mr. Hamilton’s change of control and severance agreement.

In March 2008, Mr. Gagnon received a grant of 10,000 restricted shares of our common stock. Assuming Mr. Gagnon’s continued employment, the restricted shares vest as to 50% as of January 1, 2009 and 50% as of January 1, 2010. Mr. Gagnon also received a grant of 30,000 restricted shares of our common stock which vest in full as of the date the trading price of our common stock as reported on the NASDAQ Global Market is greater than $5.50 per share for ten consecutive trading days. Both such restricted share grants become fully vested in the event of a change of control of MMC.

Harry Scarborough. Mr. Scarborough has been the Senior Vice President, Operations, of MMC Energy North America, LLC since June 1, 2007. From December 2006 through June 2007 Mr. Scarborough was the Vice President, Business Development of MMC Energy North America, LLC. Mr. Scarborough does not have a written employment agreement. We entered into a change in control and severance agreement with Mr. Scarborough on April 4, 2008 which provides that in the event Mr. Scarborough’s employment is terminated for any reason in connection with a change of control or if we terminate his employment at any time without cause or if he is constructively terminated we will pay Mr. Scarborough a cash amount equal to the greater of (i) two and one-half times his annual base salary in effect immediately prior to the date of his termination or (ii) $500,000. Under the agreement, the vesting and/or exercisability of each of Mr. Scarborough’s outstanding equity awards would be accelerated in full, effective as of the date of any termination triggering the above payment. Generally, the cash payment would be payable to Mr. Scarborough in accordance with our normal payroll cycle over the thirty-month period immediately following the date of termination, provided, however, that if a change of control occurs, any portion of the cash payment that has not been paid will be paid as a lump sum within ten days of such change of control. The change of control and severance agreement also provides for additional payments of amounts to cover any liability arising under Section 280G of the Internal Revenue Code as a result of severance benefits. The definition of change of control under Mr. Scarborough’s change of control and severance agreement is the same as disclosed in connection with Mr. Hamilton’s change of control and severance agreement.

In March 2008, Mr. Scarborough received a grant of 10,000 restricted shares of our common stock. Assuming Mr. Scarborough’s continued employment, the restricted shares vest as to 50% as of January 1, 2009 and 50% as of January 1, 2010. Mr. Scarborough also received a grant of 30,000 restricted shares of our common stock which vest in full as of the date the trading price of our common stock as reported on the NASDAQ Global Market is greater than $5.50 per share for ten consecutive trading days. Both such restricted share grants become fully vested in the event of a change of control of MMC.

Karl W. Miller. Mr. Miller resigned from MMC effective December 9, 2007. Pursuant to the separation agreement entered into between us and Mr. Miller in connection with his resignation, Mr. Miller agreed to (i) release us from any and all claims and liability of whatever kind arising prior to February 7, 2008, including but not limited to claims relating to the employment agreement entered into between Mr. Miller and us, dated May 15, 2006; (ii) transfer certain intellectual property rights acquired, created or maintained in connection with Mr. Miller’s employment by or association with MMC; and (iii) abide by certain non-competition and non-solicitation provisions set forth in the Employment Agreement. We paid Mr. Miller an aggregate amount of $1,121,762 in severance in connection with his separation agreement, and we agreed to pay for the cost of Mr. Miller’s COBRA continuation coverage in our medical plan for 18 months.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan currently provides for the issuance of up to 500,000 shares of our common stock. As of March 31, 2008, options to acquire 93,000 shares of our common stock were issued and outstanding under the plan and 245,836 shares of restricted stock were issued and outstanding under the plan. On July 26, 2006, our board of directors voted to amend the 2006 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance there under from 200,000 shares to 500,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, and our stockholders approved this increase at a meeting held on September 19, 2006. As of March 31, 2008, 161,164 shares remain eligible for grant under the plan.

Our 2006 Stock Incentive Plan authorizes the grant of stock options, stock appreciation rights and restricted stock. The compensation committee of our board of directors administers the plan. The committee has the sole power and authority, consistent with the provisions of the plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the exercise time of awards or waive any restrictions or conditions to an award.

We can grant a variety of awards under the plan. We can grant options to purchase shares of our common stock that either are intended to qualify as incentive stock options under the Internal Revenue Code or that do not qualify as incentive options. The compensation committee can determine the option exercise price, the term of each option, the time when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

We also can grant rights to receive a number of shares or cash amounts, or a combination of the two that is based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee. We can award shares of our common stock at no cost or for a stated purchase price. These stock awards may be subject to restrictions at the compensation committee’s discretion.

We also can grant performance awards to participants entitling the participants to receive shares of restricted stock, subject to terms and conditions determined by the compensation committee.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael J. Hamilton	—	—	—	—	—	—
Karl W. Miller(1)	50,000	—	10.00	5/15/2016	—	—
Denis G. Gagnon(2)	6,667	13,333	10.00	5/15/2016	—	—
Harry Scarborough(3)	2,500	5,000	6.50	4/30/2017	1,360	4,726

(1) Mr. Miller resigned his position of Chief Executive Officer as of December 9, 2007, and his outstanding grants vested immediately upon such resignation.
(2) The vesting dates for Mr. Gagnon’s stock options and restricted stock are as follows:
•	Option award granted on May 15, 2006 - These options vest in equal monthly instalments over a three year period, beginning on May 15, 2007.
(3) The vesting dates for Mr. Scarborough’s stock options and restricted stock are as follows:
•	Option award granted on April 30, 2007 - These options vest in equal monthly instalments over a three year period, beginning on April 30, 2008.
•	Restricted stock award granted on January 3, 2007 - These shares of restricted stock vest in equal annual instalments over a three year period beginning on January 3, 2008.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The board of directors has selected RBSM LLP as our independent auditors for the year ending December 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of RBSM LLP as our independent auditors is not required by our Bylaws or otherwise. However, the board of directors is submitting the selection of RBSM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the board of directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the board of directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such a change would be in the best interests of MMC and its stockholders.

We do not expect a representative of the firm of RBSM LLP to be present at the annual meeting due to the location of the meeting.

The following table represents the aggregate fees for professional audit and other services rendered by RBSM LLP, our independent registered public accountants in 2007 and 2006.

	Years Ended December 31,
	2007		2006
		% Approved		% Approved
		by the Audit		by the Audit
	Fee	Committee	Fees	Committee
Audit fees	$162,000	100%	$130,000	100%
Audit related fees	$9,000	100%	$6,000	100%
Tax fees	$22,000	100%	$10,000	100%
All other fees	$85,000	100%	$23,000	100%
Total	$278,000		$169,000

Audit Fees consist of fees billed for the annual audit of our financial statements and other audit services including the provision of consents and the review of documents filed with the SEC. The fees for 2007 include $100,000 of accrued audit fees for the 2007 year-end audit that were not billed until 2008.

Audit Related Fees consist of fees for assurance and related services that are traditionally performed by our auditors. These services include due diligence on acquisition targets and consultation in connection with financial and accounting standards.

Tax Fees consist of fees billed for tax compliance services. The fees for 2007 include $12,000 of accrued tax fees for the tax returns to be prepared for the tax year ended December 31, 2007.

All Other Fees consist of services customarily provided by the auditors in connection with our reverse-merger transaction completed in May 2006 and fees related to the two registration statements on Form SB-2 filed with the SEC in December 2006 and July 2007.

Audit Committee Pre-approval Policies and Procedures

The audit committee of our board of directors is responsible, among other matters, for the oversight of the external auditor. The audit committee has adopted a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accountants.

Under the policy, the audit committee may approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the audit committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the audit committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the audit committee may delegate to one or more of its members the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the audit committee at its next scheduled meeting.

The audit committee establishes budgeted fee levels annually for each of the four categories of audit and non-audit services that are pre-approved under the policy, namely, audit, audit-related, tax and other services. Requests or applications to provide services that require specific approval by the audit committee are submitted to the audit committee by both the external auditor and the chief financial officer. The audit committee approved 100% of the fees for all audit and non-audit related services provided by RBSM LLP during the 2007 fiscal year.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS” TO BE IN THE BEST INTERESTS OF MMC AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ``FOR” APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL TO ADOPT A POLICY WHICH PROVIDES
FOR A MANDATORY RETIREMENT AGE FOR OUTSIDE DIRECTORS

John J. Tennant Jr., a private investor, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED: That the Board of Directors adopt a policy which provides that age 75 is an appropriate retirement age for outside directors.

Supporting Statement: A Director retirement policy is recommended by numerous national business organizations including the National Association of Corporate Directors (“NACD”) and the TIAA-CREF. In addition, a Director retirement policy has been adopted by a majority of the largest publicly traded companies in the US.

In the NACD Report on “Director Professionalism” the Report recommends that a specified retirement age is desirable to promote director turnover to obtain fresh ideas and critical thinking that a new Director can bring to the Board. TIAA-CREF advocates that companies set a fixed retirement policy for Directors.

In the “10th Annual Corporate Board Effectiveness Study 2006-2007” conducted by Heidrick & Struggles and the University of Southern California, it was determined that “the large majority of boards (65%) have age limits for directors.”

The adoption of an age limit policy will help ensure that the Board of Directors consist of vital, involved Directors who bring fresh perspectives on the long-term strategies and initiatives of the company and a willingness to challenge management.

The board of directors recommends a vote AGAINST this proposal.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the board of directors

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED AGAINST A MANDATORY AGE OF RETIREMENT. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST A MANDATORY AGE OF RETIREMENT.

 PROPOSAL NO. 4

STOCKHOLDER PROPOSAL TO ENGAGE THE SERVICES OF AN
EXPERIENCED BUSINESS BROKER TO MARKET AND SELL MMC ENERGY, INC.

Martin V. Quinn, a private investor, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED: That the shareholders of MMC Energy, Inc., assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an experienced business broker to market and sell MMC Energy, Inc.  The business broker engaged shall have extensive experience in effecting numerous comparable sales transactions within the independent power industry.

Supporting Statement: On March 20, 2008, MMC’s common stock price closed at an all-time low of $1.97 per share.  On that date, the market capitalization of MMC Energy, Inc. (“MMC”) was $27.4 million, which is $23.7 million below the book value of $51.1 million or $3.67 per share.  MMC’s common stock is selling at a 46.4% discount to book value.

The shareholders that participated in MMC’s merger in May 2006 have suffered an 80.3% decline in value and the shareholders that participated in the July 2007 public offering have suffered a 64.2% decline in value.

The drastic decline in value of MMC’s common stock price is a clear indication that the market has little confidence in MMC’s management and its ability to execute a profitable business strategy.  The sale of MMC should result in net proceeds in excess of $6.00 per share, which is 3 times greater than the current market value of $1.97 per share.

The firm of Merriman Curhan Ford & Co., recently employed by MMC, does not have sufficient experience in effecting comparable sales transactions within the independent power industry.  Accordingly, a more qualified business broker should be employed.

The board of directors recommends a vote AGAINST this proposal.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the board of directors

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED AGAINST PROPOSAL NO. 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO 4.

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL TO AUTHORIZE A COMMON STOCK
REPURCHASE PROGRAM

Ellen F. Quinn, a private investor, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

RESOLVED: That the shareholders of MMC Energy, Inc., assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately authorize a common stock repurchase program.

Supporting Statement: MMC’s common stock price is significantly undervalued.

On March 20, 2008, MMC’s common stock price closed at an all-time low of $1.97 per share. On that date, the market capitalization of MMC Energy, Inc. (“MMC”) was $27.4 million, which is $23.7 million below the book value of $51.1 million or $3.67 per share. MMC’s common stock is selling at a 46.4% discount to book value.

The shareholders that participated in MMC’s merger in May 2006 have suffered an 80.3% decline in value and the shareholders that participated in the July 2007 public offering have suffered a 64.2% decline in value.

On March 20, 2008, MMC’s stock price declined by 9% from $2.23 to $2.03 per share. This is an enormous decline in value considering only 6,019 shares were traded at a total cost of only $12,219. The low stock price and continued decline in the stock price could have been avoided if there was a stock repurchase plan in effect. It should also be noted that the total volume of shares traded from January 1, 2008 to March 20, 2008 was only 426,300 shares. This low trading volume clearly indicates that the cash required to effect a stock repurchase program is not great. If MMC repurchased 426,300 shares at $5.50 per share (the IPO price) it would have cost less than $2.4 million.

The advantages of a common stock repurchase program are as follows:

1. Stock repurchases raise the demand for the stock on the open market. The company is competing against other investors to purchase its own stock, which increases the stock price.

2. A stock repurchase program essentially tells the market that the company believes that its stock is undervalued.

3. Stock repurchases means that the company’s earnings are now split among fewer shares, which results in higher earnings per share. Theoretically, higher EPS should command a higher stock price.

4. Stock repurchases can increase the return on equity. This effect is greater the more undervalued the shares are when they are repurchased.

Numerous academic research studies of stock repurchase programs have concluded that such programs are effective in increasing the stock market price and shareholder value.

The board of directors recommends a vote AGAINST this proposal.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the board of directors

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED AGAINST THE AUTHORIZATION OF A COMMON STOCK REPURCHASE PROGRAM. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ENGAGEMENT OF THE AUTHORIZATION OF A COMMON STOCK REPURCHASE PROGRAM.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by MMC at the address appearing on the first page of this proxy statement no later than December 15, 2008.

Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than 90 days and not more than 120 days before the anniversary of the prior years’ meeting. If no annual meeting was held in the previous year or the date of the annual meeting is more than thirty days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. The written notice should be sent to our corporate secretary, Denis Gagnon, MMC Energy, Inc. 26 Broadway, Suite 960, New York, New York 10004, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

OTHER MATTERS

Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

MMC ENERGY, INC.
26 Broadway, Suite 960
New York, New York 10004

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Michael Hamilton and Denis Gagnon, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of MMC Energy, Inc. held of record by the undersigned on March 31, 2008 at the Annual Meeting of Stockholders to be held on May 28, 2008 at 9:00 a.m. local time, at Le Meridien Hotel, 333 Battery Street, San Francisco, California and any adjournment thereof.

This proxy when properly executed will be voted as directed. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote in accordance with the board of director’s recommendations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.

Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

Continued and to be signed on reverse side.

Please mark votes as in this example. ☒

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2

1. Nominees for the Board of Directors	For All Nominees	Withhold All	For All Except
	☐	☐	☐
(1) Michael J. Hamilton
(2) Denis G. Gagnon
(3) Sen. Richard Bryan
(4) Frederick W. Buckman
(5) Phillip G. Harris
(6) Dr. Peter Likins
(7) George Rountree, III

When you mark “For All Except,” write the nominee’s number on the line below:

2.  Ratification of RBSM LLP as our Independent Auditors
FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSALS 3, 4 AND 5

3.  Stockholder Proposal to adopt a policy which provides for a mandatory retirement age for outside directors
FOR	AGAINST	ABSTAIN
☐	☐	☐

4.  Stockholder Proposal to engage the services of a business broker to market and sell MMC Energy, Inc.
FOR	AGAINST	ABSTAIN
☐	☐	☐

5.  Stockholder Proposal to authorize a common stock repurchase program.
FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Dated: _________________________________, 2008

__________________________________________
Signature of Stockholder

__________________________________________
Signature if held jointly

__________________________________________
Title or Authority